                                 UNITED STATED
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
                13d-1(b)(c) AND (d) and AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 1)(1)



                          Cubist Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                  299678-10-7
--------------------------------------------------------------------------------
                                (CUSIP Number)




                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ] Rule 13d-1(b)
              [x] Rule 13d-1(c)
              [ ] Rule 13d-1(d)

                       (Continued on the following pages)

                              (Page 1 of 10 Pages)


--------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                   ----------------------
CUSIP No. 229678-10-7             SCHEDULE 13G          Page  2  of  10  Pages
------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ADVENT INTERNATIONAL CORPORATION
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               857,143
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                  NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.  SOLE DISPOSITIVE POWER
    WITH:
                          857,143
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    857,143
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.2%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    CO, IA
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 10 Pages

---------------------                                   ----------------------
CUSIP No. 229678-10-7             SCHEDULE 13G          Page  3  of  10  Pages
------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ADVENT INTERNATIONAL LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               854,762
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                  NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.  SOLE DISPOSITIVE POWER
    WITH:
                          854,762
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    854,762
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.1%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 10 Pages

---------------------                                   ----------------------
CUSIP No. 229678-10-7             SCHEDULE 13G          Page  4  of  10  Pages
------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ADVENT PERFORMANCE MATERIALS LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               59,523
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                  NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.  SOLE DISPOSITIVE POWER
    WITH:
                          59,523
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    59,523
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.4%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 10 Pages

---------------------                                   ----------------------
CUSIP No. 229678-10-7             SCHEDULE 13G          Page  5  of  10  Pages
------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ROVENT II LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               795,239
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                  NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.  SOLE DISPOSITIVE POWER
    WITH:
                          795,239
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    795,239
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.8%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 10 Pages

---------------------                                   ----------------------
CUSIP No. 229678-10-7             SCHEDULE 13G          Page  6  of  10  Pages
------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    MASSACHUSETTS
-------------------------------------------------------------------------------
                      5.  SOLE VOTING POWER

  NUMBER OF               2,381
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER
  OWNED BY
    EACH                  NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.  SOLE DISPOSITIVE POWER
    WITH:
                          2,381
                      ---------------------------------------------------------
                      8.  SHARED DISPOSITIVE POWER

                          NONE
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,381
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                         [ ]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.0%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 10 Pages

CUSIP No. 229678-10-7               SCHEDULE 13G                   Page 7 of 10

ITEM 1.

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Cubist Pharmaceuticals, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 24 Emily Street, Cambridge, MA 02139.

ITEM 2.

     (a) (b) (c) This statement is being filed by the following entities:


          (1) Advent International Corporation, a Delaware Corporation;

          (2) Advent International Limited Partnership, a Delaware limited Partnership;

          (3) Advent Performance Materials Limited Partnership, a Delaware limited Partnership;

          (4) Rovent II Limited Partnership, a Delaware limited Partnership;

          (5) Advent International Investors II Limited Partnership, a Massachusetts limited Partnership;

     The entities listed in subparagraph (1) through (5) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

     (d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 229678-10-7.

CUSIP No. 229678-10-7               SCHEDULE 13G                   Page 8 of 10

ITEM 3.  FILING PURSUANT TO RULE 13g-1(b), OR 13g-2(b).

     This statement is not being filed pursuant to Rule 13G-1(b), or 13G-2(b).


ITEM 4.  OWNERSHIP.

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of December 31, 1998) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13G-3(d)(1).



                                                                          Number of Shares
                                                               ----------------------------------------      Percentage
                                                                                 Under                       of Shares
Reporting Person                                                Common         Warrants          Total      Outstanding
----------------                                               ---------------------------------------------------------
Advent Performance Materials
Limited Partnership (1)                                         59,523                0          59,523         0.4%
Rovent II Limited Partnership (1)                              628,572          166,667         795,239         4.8%
                                                               -------          -------         -------         ---
Advent International Limited Partnership (1)                   688,095          166,667         854,762         5.1%
Advent International Investors II Limited Partnership (2)        2,381                0           2,381         0.0%
                                                               -------          -------         -------         ---
Advent International Corporation                               690,476          166,667         857,143         5.2%
                                                               =======          =======         =======         ===
Total Group Ownership                                          690,476          166,667         857,143         5.2%
                                                               =======          =======         =======         ===

     (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated reporting persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC and AILP derive from such power.

     (2) AIC is the General Partner of the indicated reporting person. As such, AIC has the power to vote and dispose of the securities of the indicated Reporting Person. The beneficial ownership of AIC derives from such power.

     (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

CUSIP No. 229678-10-7               SCHEDULE 13G                   Page 9 of 10

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


         (Remainder of Page Intentionally Left Blank)

CUSIP No. 229678-10-7               SCHEDULE 13G                   Page 10 of 10


                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 9, 1999

Advent Performance Materials Limited Partnership
By:  Advent International Limited Partnership, General Partner
By:  Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                /s/ Janet L. Hennessy
                                       ----------------------------------------
Rovent II Limited Partnership
By:  Advent International Limited Partnership, General Partner
By:  Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                /s/ Janet L. Hennessy
                                       ----------------------------------------

Advent International Investors II Limited Partnership
By:  Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                /s/ Janet L. Hennessy
                                       ----------------------------------------

Advent International Limited Partnership
By:  Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                /s/ Janet L. Hennessy
                                       ----------------------------------------

Advent International Corporation
By:      Janet L. Hennessy
         Vice President                /s/ Janet L. Hennessy
                                       ----------------------------------------